                                                              Year to Date
                                              Three Months    Three Months
                                             Ended 12/31/97   Ended 12/31/97
                                             --------------   --------------
Net earnings                                 $  350,792       $  350,792

Weighted average shares outstanding           1,688,131        1,688,131
Earnings per common share - Basic            $     0.21       $     0.21
                                             ==========       ==========


Assumed average shares for stock options        248,713          248,713

Assumed purchase of shares using treasury
  method for diluted earnings per share
  Stock Options at 6.40 /ending price           138,414          138,414

Additional number of shares assumed
  issued                                        110,299          110,299

Common and common equivalent shares
  outstanding for diluted earnings
  per share                                   1,798,430        1,798,430

Diluted earnings per common share            $     0.20       $     0.20
                                             ==========       ==========